Veeco Instruments Inc.

Annual Report on Form 10-K for the Year Ended December 31, 2006

Exhibit 21.1 - Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization

U.S. Subsidiaries

Veeco Compound Semiconductor Inc.	MN

Veeco Ion Beam Equipment Inc.	DE

Veeco Slider Process Equipment Inc.	CA

Veeco Metrology Inc.	AZ

Veeco Corporate LLC	DE

Foreign Subsidiaries

Nihon Veeco K.K.	Japan

Veeco Asia Pte Ltd	Singapore

Veeco Instruments GmbH	Germany

Veeco Instruments Limited	England

Veeco Instruments S.A.S.	France

Veeco Instruments B.V.	Netherlands

Veeco Korea Inc.	Korea

Veeco Instruments (Shanghai) Co. Ltd.	China

Veeco Taiwan Inc.	Taiwan